EXHIBIT 10.61

Wells Fargo Loan No.: 33-0911464

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”) made as of the 10th day of June, 2011, by ALEXANDER’S OF KINGS, LLC, KINGS PARKING, LLC, AND ALEXANDER’S KINGS PLAZA, LLC, each having an office at c/o Alexander’s Inc., 210 Route 4 East, Paramus, New Jersey 07652 (individually or collectively (as the context may require) herein referred to as “Borrower”), and ALEXANDER’S, INC., a Delaware corporation having an office at 210 Route 4 East, Paramus, New Jersey 07652 (“Guarantor”; Borrower and Guarantor are individually and/or collectively (as the context may require) referred to herein as “Indemnitor”), to WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612, as administrative agent for the benefit of Lenders (in such capacity, together with its successors and/or assigns in such capacity, “Administrative Agent”), and other Indemnified Parties (hereinafter defined).

RECITALS:

A.                Lenders are prepared to make a first mortgage loan to Borrower (the “Loan”), which Loan is (i) secured by, among other things, that certain consolidated, amended and restated fee and leasehold mortgage, assignment of leases and rents and security instrument, dated as of the date hereof (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the “Security Instrument”), which grants Administrative Agent, for the benefit of Lenders, a first priority lien on the property encumbered thereby (collectively, the “Property”); (ii) evidenced by those certain Promissory Notes from Borrower, dated as of the date hereof, in the aggregate principal amount of $250,000,000.00 (as each of the same may hereafter be amended, modified, extended, severed, assigned, renewed or restated, and including any substitute or replacement notes executed pursuant to the Loan Agreement, individually and/or collectively (as the context requires), the “Note”); and (iii) made pursuant to that certain Loan Agreement, dated as of the date hereof, among Borrower, Lenders and Administrative Agent, as administrative agent for the benefit of Lenders (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”; the Security Instrument, the Note, the Loan Agreement and any and all documents or instruments now or hereafter executed in connection with the Loan are collectively herein referred to as the “Loan Documents”).  All capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

B.                 Lenders are unwilling to make the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

C.                 Indemnitor is entering into this Agreement to induce Lenders to make the Loan.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants, covenants and agrees for the benefit of Administrative Agent and Lenders as follows:

1.         ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.  Except as otherwise disclosed by certain environmental reports in respect of the Property delivered to Administrative Agent and listed on Schedule 1  hereto (referred to below as the “Environmental Reports”), copies of which have been provided to Administrative Agent, in each case to the best of Borrower’s knowledge, (a) there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property or the Power Plant, except those that are both (i) in compliance with all Environmental Laws (defined below) and with permits issued pursuant thereto and (ii) fully disclosed to Administrative Agent in writing pursuant to the Environmental Reports; (b) there are no past, present or threatened Releases (defined below) of Hazardous Substances in, on, under or from the Property or the Power Plant which have not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property or the Power Plant; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property or the Power Plant which has not been fully remediated in accordance with Environmental Law; (e) Indemnitor does not know of, and has not received, any written notice or other communication from any Person (including but not limited to a governmental entity) relating to Hazardous Substances or Remediation (defined below) thereof, of possible liability of any Person pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; (f) Indemnitor has truthfully and fully provided to Administrative Agent, in writing, such information relating to the current and past conditions in, on, under or from the Property or the Power Plant that is known to Indemnitor and that is contained in files and records of Indemnitor, including but not limited to reports relating to Hazardous Substances in, on, under or from the Property or the Power Plant and/or to the environmental condition of the Property as Indemnitor, in its best judgment, believes is necessary to permit Administrative Agent to evaluate the current environmental condition of the Property or the Power Plant; and (g) neither the Property nor the Power Plant currently displays conspicuous evidence of the growth of Microbial Matter.

2.                  ENVIRONMENTAL COVENANTS.  Indemnitor covenants and agrees that: (a) all uses and operations on or of the Property, whether by Indemnitor or any other Person that is entitled to use or occupy any portion of the Property, shall be in compliance with all Environmental Laws and permits issued pursuant thereto, except where the failure to comply would not be reasonably likely to have, nor does have, a Material Adverse Effect; (b) Indemnitor shall not cause, and shall use commercially reasonable efforts to not permit, any Releases of Hazardous Substances in, on, under or from the Property in a manner that violates Environmental Laws; (c) Indemnitor shall not cause or permit any Hazardous Substances in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Administrative Agent in writing;

(d) Indemnitor shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitor or any other Person (the “Environmental Liens”); (e) Indemnitor shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Paragraph 3 of this Agreement, including but not limited to providing all relevant information and making knowledgeable Persons available for interviews upon reasonable notice and at reasonable times; (f) Indemnitor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any written request of Administrative Agent that is based on a reasonable belief that such assessment is warranted by the environmental condition of the Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), and share with Administrative Agent the reports and other results thereof, and Administrative Agent and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Indemnitor shall, at its sole cost and expense, (i) comply,  subject to Borrower’s right of contest under Section 4.2(c) of the Loan Agreement, with all Environmental Laws requiring Indemnitor to effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property, (ii) comply with any directive from any governmental authority having jurisdiction over the Property requiring any action relating to any environmental condition in, on, under or originating from the Property, and (iii) take any other reasonable action necessary or appropriate for protection of human health or the environment; (h) Indemnitor shall not do and shall use commercially reasonable efforts not to allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person, materially impairs or may materially impair the value of the Property due to the violation of Environmental Law, is contrary to any requirement of any insurer, or violates any covenant, condition, agreement or easement applicable to the Property relating to compliance with Environmental Laws or the Remediation of any condition in, on or under the Property; (i) other than those conditions existing and previously disclosed in the Environmental Reports or otherwise disclosed in writing to Administrative Agent, Indemnitor shall notify Administrative Agent in writing immediately upon learning of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, or from the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required Remediation of environmental conditions relating to the Property; and (E) any written notice or other communication of which any Indemnitor becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any Person pursuant to any Environmental Law or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement; and (j) Borrower shall complete any current and pending investigations and remediation in compliance with Environmental Laws and perform the monitoring required therein or in any governmental directive issued in connection therewith.  Notwithstanding the foregoing, no Event of Default shall occur under the Loan in the event that a Tenant violates the foregoing provisions as long as Indemnitor takes all commercially reasonable actions necessary to effectuate Remediation of such violation.

3.                  INDEMNIFIED RIGHTS/COOPERATION AND ACCESS.  In the event Administrative Agent and/or Requisite Lenders (which must include any Lender then acting as Administrative Agent) have reason to believe that a Release of Hazardous Substances, or other violation of Environmental Laws, has occurred that does not, in the sole judgment of Administrative Agent and/or Requisite Lenders, as applicable, endanger any tenants or other occupants of the Property or their guests or the general public or materially and adversely affect the value of the Property, upon reasonable notice from Administrative Agent (on its own behalf or on behalf of Requisite Lenders), Indemnitor shall, at Indemnitor’s expense, promptly cause an engineer or consultant reasonably satisfactory to Administrative Agent to conduct an environmental assessment or audit (the scope of which shall be determined in the reasonable discretion of Administrative Agent and/or Requisite Lenders, as applicable) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Administrative Agent and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Administrative Agent within a reasonable period or if Administrative Agent and/or Requisite Lenders (which must include any Lender then acting as Administrative Agent) have reason to believe that an environmental hazard exists on the Property that, in the sole judgment of Administrative Agent and/or Requisite Lenders, as applicable, endangers any tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Indemnitor, Administrative Agent (on its own behalf or on behalf of Requisite Lenders) and any other Person designated by Administrative Agent, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in the reasonable discretion of Administrative Agent and/or Requisite Lenders, as applicable) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing.  Indemnitor shall cooperate with and provide Administrative Agent and any such Person designated by Administrative Agent with access to the Property.  Notwithstanding the foregoing, no such entry shall be made by Indemnified Parties or any designated Person to the Property so long as Indemnitor is diligently conducting appropriate environmental assessments of such Individual Property and diligently taking such other actions as are necessary to cure or mitigate any Release or other presence of Hazardous Materials, all as reasonably determined by Administrative Agent.

4.                  INDEMNIFICATION.  Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above, or under the Property or the Power Plant; (b) any past or present Release of Hazardous Substances in, on, above, under or from the Property or the Power Plant; (c) any activity by Indemnitor, any Affiliate of Indemnitor, and any tenant or other user of the Property in connection with any use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property or the Power Plant of any Hazardous Substances at any time located in, under, on or above the Property or the Power Plant; (d) any activity by Indemnitor, any Affiliate of Indemnitor, and any tenant or other user of the Property or the Power Plant in connection with any Remediation of any Hazardous Substances at any time located in, under, on or above the Property or the Power Plant, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past or present non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Indemnitor, any Affiliate of Indemnitor, and any tenant or other user of the Property or the Power Plant to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing of any Environmental Lien encumbering the Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) any past or present injury to, destruction of or loss of natural resources in any way connected with the Property or the Power Plant, including but not limited to costs to investigate and assess such injury, destruction or loss; (i) any acts of Indemnitor, any Affiliate of Indemnitor, and any tenant or other user of the Property or the Power Plant in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of Indemnitor, any Affiliate of Indemnitor, and any tenant or other user of the Property or the Power Plant in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death, or property or other damage arising as a result of any of the foregoing; (l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, and (m) any matters related to the historical and recent UST-related Releases and the related litigation.

5.                  DUTY TO DEFEND AND ATTORNEYS AND OTHER FEES AND EXPENSES  Upon written request by Administrative Agent (for itself and/or on behalf of any other Indemnified Parties), Indemnitor shall defend same (if requested by Administrative Agent, in the name of Administrative Agent and/or any such Indemnified Parties) by attorneys and other professionals approved by Administrative Agent in its reasonable discretion, and Indemnitor shall have the right, independent of any request for defense from Administrative Agent or any other Indemnified Party, to assume such defense.  Notwithstanding the foregoing, Administrative Agent may (for itself and/or on behalf of any other Indemnified Parties), in its sole and absolute discretion, engage its own attorneys and other professionals to defend or assist Administrative Agent and/or such Indemnified Parties if Indemnitor has failed to defend such action in good faith; provided, however, that nothing herein shall compromise the right of Administrative Agent or Lender (or any Indemnified Party) to appoint its own counsel at Indemnitor’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Administrative Agent or Lender and Indemnitor that would make such separate representation advisable; and, provided, further, that if Administrative Agent or Lender shall have appointed separate counsel pursuant to the foregoing, Indemnitor shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Administrative Agent or Lender a conflict or potential conflict exists between such Indemnified Party and Administrative Agent or Lender.  Notwithstanding the foregoing, in no event shall a compromise or settlement be entered without Indemnitor’s consent, which consent shall not be unreasonably withheld.  Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of Administrative Agent, reimburse, Administrative Agent for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

6.                  DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:  The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules and regulations, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, or relating to liability for or costs of other actual or threatened danger to human health or the environment.  The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules and regulations addressing similar issues: the Comprehensive Environmental Response, Compensation, and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules and regulations, as well as common law requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; and imposing conditions or requirements in connection with permits or other authorization for lawful activity.

The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Microbial Matter, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance operations or repair and otherwise in compliance with all Environmental Laws.

The term “Indemnified Parties” includes Administrative Agent, each Lender, any Person who is or will have been involved in the origination of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Loan, as well as, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Administrative Agent or any Lender).

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards, provided, that “Losses” shall not include any amount for which the Indemnified Parties receive the proceeds of insurance.

The term “Microbial Matter” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Microbial Matter is living.

The term “Power Plant” means the power plant that serves the Property, is located on the roof of the Improvements that comprise part of the Property, but is not part of the Property.

The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

7.                  OPERATIONS AND MAINTENANCE OR MONITORING PROGRAMS.  If recommended by the Environmental Report or any other assessment or audit of the Property performed after the date hereof and otherwise required by Environmental Law, Indemnitor shall implement and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Administrative Agent (for itself and on behalf of other Indemnified Parties), prepared by an environmental consultant reasonably acceptable to Administrative Agent (for itself and on behalf of other Indemnified Parties), which program shall address all asbestos‑containing material, lead based paint, mold, and/or other applicable conditions, including groundwater, soil, or indoor air monitoring as necessary.  Without limiting the generality of the preceding sentence, with respect to such operations and maintenance or monitoring programs, Administrative Agent (for itself and on behalf of other Indemnified Parties) may require (a) periodic notices or reports to Administrative Agent (for itself and on behalf of other Indemnified Parties) in form, substance and at such intervals as Administrative

Agent may reasonably specify, (b) an amendment to such operations and maintenance or monitoring program to address changing circumstances, laws or other matters and (c) at Indemnitor’s sole cost and expense, supplemental examination of the Property by consultants specified by Administrative Agent (for itself and on behalf of other Indemnified Parties), the scope and frequency of such supplemental reports to be reasonably determined by the Administrative Agent.  Indemnitor’s failure to comply with the foregoing provisions of this Section 7 within thirty (30) days of notice (or such longer period (not to exceed ninety (90) days) as is required to comply with the foregoing provisions of this Section 7 provided that Indemnitor diligently and continuously attempts to comply with the same) from Administrative Agent (for itself and on behalf of other Indemnified Parties) shall, at Administrative Agent’s option, constitute an Event of Default.

8.                  UNIMPAIRED LIABILITY.  The liability of Indemnitor under this Agreement shall in no way be limited or impaired by, and Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Loan Agreement, the Security Instrument or any other Loan Document to or with Administrative Agent and/or Lenders by Indemnitor or any Person who succeeds Indemnitor or any Person as owner of the Property.  In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the Note, the Loan Agreement,  the Security Instrument or any of the other Loan Documents, (ii) any sale or transfer of all or part of the Property (except as provided in Section 10 hereof), (iii) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, the Security Instrument, or any of the other Loan Documents limiting Administrative Agent’s recourse to the Property or to any other security for the Note, or limiting Administrative Agent’s rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Indemnitor under the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents or herein, (v) the release of Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or condition contained in any of the other Loan Documents by operation of law, Administrative Agent’s or any Lender’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Note, or (vii) Administrative Agent’s failure to record the Security Instrument or file any UCC financing statements (or Administrative Agent’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

9.                  ENFORCEMENT.  Administrative Agent on behalf of Indemnified Parties may, and at the direction of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent) shall, enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the Note, the Loan Agreement, the Security Instrument, or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Administrative Agent from suing on the Note, foreclosing, or exercising any power of sale under, the Security Instrument, or exercising any other rights and remedies thereunder.  This Agreement is not collateral or security for the debt of Indemnitor pursuant to the Loan, unless Administrative Agent expressly elects in writing to make this Agreement additional collateral or security for the debt of Indemnitor pursuant to the Loan, which Administrative Agent (on behalf of Lenders) is entitled to do in its sole and absolute discretion and shall do at the direction of Requisite Lenders (which must include the consent of any Lender then acting as Administrative Agent).  Notwithstanding any provision of the Loan Agreement,

(a) the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement; (b) Indemnitor is fully and personally liable for such obligations; and (c) such liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.

10.              SURVIVAL.  The obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.  Notwithstanding the foregoing, the indemnification obligations of Indemnitor hereunder shall terminate two (2) years after the later of (a) the full and indefeasible payment of the Debt, or (b) the date on which Indemnitee (or its nominee or designee) or a purchaser at a foreclosure sale actually takes title to the Property, whether through a foreclosure sale, a deed-in-lieu thereof or otherwise pursuant to an exercise of remedies under the Loan Documents; provided that at the time of such event set forth in clause (a) or (b) above, as the case may be, Indemnitor furnishes, at Indemnitor’s sole cost and expense, to Administrative Agent an updated Phase I Environmental Report with respect to the Property in form and substance, and from an environmental consultant reasonably acceptable to Administrative Agent; provided, further  that Indemnitor shall remain liable to the extent otherwise provided hereunder in respect of any Hazardous Substances located on the Property or other violation of Environmental Law or Remediation required at the Property as reflected in such updated Phase I Environmental Report; and provided, further  however, that the indemnification obligations of Indemnitor under this Agreement shall nonetheless survive as to any claims, actions, litigation, or other proceedings that are then pending or subject to further appeal as of the second (2nd) anniversary of such repayment in full or taking of title.      Notwithstanding anything to the contrary contained herein, Indemnitor shall not be deemed liable and shall not be required to indemnify any Indemnified Party for any matter hereunder to the extent the same arises from (a) Hazardous Substances that are first introduced to or at the Property, or other liabilities arising from any acts, events or circumstances that occur, following the date on which Administrative Agent, Lender or a Person that is not an Affiliate of Borrower or Guarantor acquires title to the Property, whether through foreclosure, private power of sale or the delivery of a deed-in-lieu of foreclosure, except with respect to acts taken by Indemnitor or any Affiliate of the foregoing or any of their respective agents or contractors prior to, on or after such date or (b) the gross negligence, willful misconduct or fraud of any Indemnified Party or any Affiliate thereof.  Furthermore, except as expressly limited by this paragraph, such indemnification obligations shall in no way be impaired by any exercise of any Indemnified Party’s rights and remedies pursuant hereto, including, but not limited to, foreclosure, acceptance of a deed-in-lieu of foreclosure, any exercise of any rights under the Note or Mortgage or any act or omission that might otherwise be construed as a release or discharge of Indemnitor from its obligations pursuant thereto.

11.              INTEREST.  Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within five (5) days of such demand therefor, shall bear interest at the Default Rate.

12.              WAIVERS.  (a)  Indemnitor hereby waives (i) any right or claim of right to cause a marshaling of Indemnitor’s assets or to cause Administrative Agent, Lenders, or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor; (ii) and relinquishes all rights and remedies accorded by applicable law to indemnitors or guarantors, except any rights of subrogation which Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including, without limitation, any claim that such subrogation rights were abrogated by any acts of Administrative Agent, any Lender, or other Indemnified Parties; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Administrative Agent, any Lender, or other Indemnified Parties; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose.  Notwithstanding anything to the contrary contained herein, Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Loan until the Loan shall have been paid in full.

(b)               INDEMNITOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THE NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THE NOTE, THE SECURITY INSTRUMENT, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTIES IN CONNECTION THEREWITH.

13.              SUBROGATION.  Indemnitor shall take any and all reasonable actions, including institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the future Release of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost.  Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.

14.              INDEMNITOR’S REPRESENTATIONS AND WARRANTIES.  Indemnitor represents and warrants that:

(a)                it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Indemnitor has been duly and validly authorized; and all requisite action has been taken by Indemnitor to make this Agreement valid and binding upon Indemnitor, enforceable in accordance with its terms;

(b)               its execution of, and compliance with, this Agreement is in the ordinary course of business of Indemnitor and will not result in the breach of any term or provision of the charter, bylaws, partnership or trust agreement, or other governing instrument of Indemnitor;

(c)                its execution of, and compliance with, this Agreement will not result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Indemnitor or the Property is subject, in each case except as would not be reasonably likely to have a Material Adverse Effect;

(d)               to the best of Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened in writing against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Indemnitor, or in any material impairment of the right or ability of Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Indemnitor contemplated herein, or which would be likely to impair materially the ability of Indemnitor to perform under the terms of this Agreement;

(e)                it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(f)                to the best of Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other person, and no approval, authorization or consent of any other party is required in connection with the execution and delivery of this Agreement; and

(g)               this Agreement constitutes a valid, legal and binding obligation of Indemnitor, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency and other creditor rights of general applicability and general equity principles.

15.              NO WAIVER.  No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

16.              NOTICE OF LEGAL ACTIONS.  Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other party hereto of (i) any notice, advice or other communication from any governmental entity or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property or the Power Plant first occurring after the date hereof, and (ii) any legal action first brought against such party or related to the Property or the Power Plant after the date hereof, with respect to which Indemnitor may have liability under this Agreement.  Such notice shall comply with the provisions of Section 20  hereof.

17.              EXAMINATION OF BOOKS AND RECORDS.  Indemnified Parties and their accountants shall have the right to examine the records, books, management and other papers of Indemnitor which reflect upon its financial condition, at the Property or at the office regularly maintained by Indemnitor where the books and records are located.  Indemnified Parties and their accountants shall have the right to make copies and extracts from the foregoing records and other papers.  In addition, at reasonable times and upon reasonable notice, Indemnified Parties and their accountants shall have the right to examine and audit the books and records of Indemnitor pertaining to the income, expenses and operation of the Property during reasonable business hours at the office of Indemnitor where the books and records are located.  Notwithstanding the foregoing, Indemnified Parties shall have no right to inspect the books and records, or otherwise take action, with respect to the Guarantor pursuant to this Section 17 for such time that Guarantor is a publicly traded company.

18.              NOTICES.  All notices or other written communications hereunder shall be made in accordance with Article XIV of the Loan Agreement.

19.              DUPLICATE ORIGINALS; COUNTERPARTS.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

20.              NO ORAL CHANGE.  This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

21.              HEADINGS, ETC.  The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

22.              NUMBER AND GENDER/SUCCESSORS AND ASSIGNS.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require.  Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Indemnitor may be assigned except with the written consent of Administrative Agent.  Each reference herein to Administrative Agent and Lenders shall be deemed to include their successors and assigns.  This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns forever.

23.              RELEASE OF LIABILITY.  Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

24.              RIGHTS CUMULATIVE.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Administrative Agent has under the Note, the Security Instrument, the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.

25.              INAPPLICABLE PROVISIONS.  If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

26.              GOVERNING LAW.  This Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State and Applicable Laws of the United States of America.

27.              MISCELLANEOUS.  (a)  Wherever pursuant to this Agreement (i) Administrative Agent exercises any right given to it approve or disapprove, (ii) any arrangement or term is to be satisfactory to Administrative Agent, or (iii) any other decision or determination is to be made by Administrative Agent, the decision of Administrative Agent to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Administrative Agent, shall be in the sole and absolute discretion of Administrative Agent and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)               Wherever pursuant to this Agreement it is provided that Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable out-of-pocket legal fees and disbursements of Administrative Agent.

(c)                Joint and Several Liability.  If Indemnitor consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several.

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IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

INDEMNITOR:

ALEXANDER’S OF KINGS, LLC, a Delaware
limited liability company

By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Secretary

KINGS PARKING, LLC, a Delaware limited
liability company

By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Secretary

ALEXANDER’S KINGS PLAZA, LLC, a
Delaware limited liability company

By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Secretary

ALEXANDER’S, INC., a Delaware corporation

By:	/s/ Alan J. Rice
Name:	Alan J. Rice
Title:	Secretary

USActive 23005955.6